Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

Dated as of February 3, 2015

between

CALPINE CORPORATION,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

5.500% Senior Notes due 2024

THIRD SUPPLEMENTAL INDENTURE (the “Third Supplemental Indenture”), dated as of February 3, 2015, between CALPINE CORPORATION, a Delaware corporation (“Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association duly incorporated and existing under the laws of the United States of America, as Trustee (together with its successors and assigns, in such capacity, “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of July 8, 2014 (the “Original Indenture” and, as hereby supplemented, the “Indenture”), providing for the issuance from time to time of one or more series of the Company’s Securities;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a series of Securities to be designated as the “5.500% Senior Notes due 2024” (herein referred to as the “2024 Notes”), the form and substance of the 2024 Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Third Supplemental Indenture;

WHEREAS, Section 9.01(i) of the Original Indenture provides that the Company and the Trustee may provide for the issuance of additional Securities in accordance with the Original Indenture;

WHEREAS, Section 2.03 of the Original Indenture provides that various matters with respect to any series of Securities issued under the Indenture may be established in a supplemental indenture to the Original Indenture; and

WHEREAS, all acts and things necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid and binding instrument in accordance with its terms and for the purposes herein expressed, have been done and performed; and the execution and delivery of this Third Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Third Supplemental Indenture hereby agree as follows:

ARTICLE ONE

Relation to Indenture; Additional Definitions

1.01 Relation to Indenture. This Third Supplemental Indenture constitutes an integral part of the Indenture.

1.02 Additional Definitions. For all purposes of this Third Supplemental Indenture, capitalized terms used herein shall have the respective meanings specified below or, if not specified below, shall have the meaning specified in the Original Indenture.

“2023 Notes” means the Company’s 7.875% Senior Secured Notes due 2023.

“2024 Notes” has the meaning set forth in the second paragraph of the Recitals hereof.

“Applicable Law” shall mean, as to any Person, any ordinance, law, treaty, rule or regulation or any determination, ruling or other directive by and from an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property is subject.

“Applicable Premium” means, with respect to any 2024 Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such 2024 Note; or

(2) the excess of:

(A) the present value at such redemption date of (i) the redemption price of such 2024 Note at February 1, 2019 (such redemption price being set forth in Section 3.01(d) hereof) plus (ii) all required interest payments due on such 2024 Note through February 1, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of the 2024 Note.

“Bankruptcy Law” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act, but excluding any employee benefit plan of the Company of any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Change of Control Offer” has the meaning assigned to it in Section 4.10(a) hereof.

“Change of Control Payment” has the meaning assigned to it in Section 4.10(a) hereof.

“Change of Control Payment Date” has the meaning assigned to it in Section 4.10(a)(2) hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Covered Subsidiary” means any Subsidiary of the Company that is or becomes a guarantor of indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness of the Company that is secured by a first lien on substantially all of the Company’s assets.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the 2024 Notes mature (other than pursuant to a change of control or asset sale prepayment offer provision).

“Environmental CapEx Debt” shall mean indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness of the Company or its Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“Environmental Capital Expenditures” shall mean capital expenditures deemed necessary by the Company or its Subsidiaries to comply with Environmental Laws.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including without limitation any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (as such relates to exposure to Hazardous Materials) or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of (1) Capital Stock of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) or (2) Capital Stock of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net cash proceeds therefrom are contributed to the common equity capital of the Company.

“Governmental Authority” shall mean any nation or government, or any state, province, territory or other political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any governmental or non-governmental authority regulating the generation and/or transmission of energy, including Electric Reliability Council of Texas.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Interest Payment Dates” means February 1 and August 1 of each year, or if any such day is not a Business Day, the next succeeding Business Day, until maturity, beginning on August 1, 2015.

“Issue Date” means February 3, 2015.

“Limited Recourse Debt” means indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness of a Project Subsidiary or Project Subsidiaries (or a Subsidiary or Subsidiaries directly or indirectly holding the Capital Stock of one or more of such Project Subsidiaries) that is incurred to finance the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the applicable Project or Projects, or to refinance such indebtedness or any refinancing thereof, with respect to which the recourse of the holder or obligee of such indebtedness is limited to (i) assets (and revenues and proceeds from such assets) associated with or ancillary to such Project or Projects (which in any event shall not include assets held by any Subsidiary other than a Subsidiary, if any, whose sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of whose assets are associated with or ancillary to such Project or Projects) in respect of which such indebtedness was incurred and/or (ii) such Subsidiary or Subsidiaries, and/or such Project Subsidiary or Project Subsidiaries and/or the Capital Stock in one or more of such entity or entities, but in the case of clause (ii) only if such Subsidiary’s or Project Subsidiary’s sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of such Subsidiary’s or Project Subsidiary’s assets are associated with or ancillary to such Project or Projects. Indebtedness of a Subsidiary of the Company shall not fail to be Limited Recourse Debt by reason of the holders of such Limited Recourse Debt having recourse to the Company or another Subsidiary of the Company pursuant to a performance guarantee.

“Maturity Date” has the meaning set forth in Section 2.03 hereof.

“Moody’s” means Moody’s Investors Services, Inc., or any successor thereto.

“Necessary Capital Expenditures” shall mean capital expenditures that are required by Applicable Law (other than Environmental Laws) or undertaken for health and safety reasons or to prevent catastrophic failure of a unit. The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Original Indenture” has the meaning set forth in the first paragraph of the Recitals hereof.

“Permitted Liens” means:

(1)	liens securing indebtedness for borrowed money under Revolving Credit Facilities in an aggregate principal amount not to exceed $2.0 billion;

(2)	liens securing indebtedness for borrowed money in an aggregate principal amount not to exceed the aggregate principal amount of the Company’s secured notes and term loans outstanding immediately prior to the issuance of the 2024 Notes, less the aggregate principal amount of the 2023 Notes repurchased or redeemed with the net proceeds of the issuance of the 2024 Notes;

(3)	liens securing indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness in an aggregate principal amount not to exceed 10.0% of Total Assets (determined at the time of incurrence of such indebtedness and without giving effect to subsequent changes) and liens securing indebtedness incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance in whole or in part from time to time such indebtedness secured pursuant to this clause (3);

(4)	liens in favor of the Company;

(5)	liens created for the benefit of (or to secure) the 2024 Notes;

(6)	any lien existing on any property or asset (including Capital Stock) prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by the Company or any of its Subsidiaries, and any lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such liens; provided that in each case (i) such lien is not created in contemplation or in connection with such acquisition, (ii) such lien does not apply to any other property or assets of the Company or any of its Subsidiaries (other than fixtures and improvements on any such real property), and (iii) the principal amount of any indebtedness secured by such liens shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, fees and expenses associated with such refinancing, replacement, refunding, renewal or extension of such indebtedness);

(7)	liens to secure indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness incurred to finance Necessary Capital Expenditures that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such indebtedness;

(8)	liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

(9)	liens on assets of any Subsidiary of the Company or Project Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt;

(10)	liens securing (a) Capital Lease Obligations and (b) other indebtedness of the Company or any of its Subsidiaries incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets, and any refinancing, replacement, refunding, renewal or extension of any such indebtedness without any increase thereof, in an aggregate amount not to exceed $150.0 million at any one time outstanding, so long as (i) such liens are initially created or arise prior to or within the 90 days after the completion of such acquisition, lease, construction, installation or improvement and (ii) such liens do not attach to assets of the Company or any Subsidiary of the Company other than the relevant assets acquired, leased, constructed, installed or improved; and

(11)	liens securing indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness in an aggregate amount, together with all other indebtedness for borrowed money secured by liens pursuant to this clause (11), not to exceed $100.0 million at any one time outstanding.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) owned by the Company or any Covered Subsidiary and used primarily for manufacturing, processing, research, warehousing or distribution, in each case located within the United States, that has a book value on the date of which the determination is being made, without deduction of any depreciation reserves, exceeding 2% of Total Assets, other than any such facility (or portion thereof) that the Company reasonably determines is not material to the business of the Company and its Subsidiaries, taken as a whole.

“Project” means any (a) electrical generation plant, (b) cogeneration plant, (c) facility for the exploration or drilling for fuel or other resources, or for the development, storage, transport or transmission of, electricity, steam, fuel, syngas or other resources for the generation of electricity or (d) facility engaged in another line of business in which the Company and its Subsidiaries are permitted to be engaged hereunder, in each case for which a Subsidiary or Subsidiaries of the Company was, is or will be (as the case may be) an owner, lessee, operator, manager, developer or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction; provided that a Project shall cease to be a Project of the Company and its Subsidiaries at such time that the Company or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Project Subsidiary” means any Subsidiary of the Company whose sole business is the ownership and/or operation of a Project or Projects and substantially all of the assets of which are associated with or acquired or utilized in such Project.

“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s or S&P ceases to rate the 2024 Notes or fails to make a rating of the 2024 Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the 2024 Notes is lowered by both of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the 2024 Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public disclosure by the

Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Revolving Credit Facilities” means any credit agreement, loan agreement or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that provides for revolving borrowings.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2019; provided, however, that if the period from the redemption date to February 1, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

All references herein to Articles, Sections or Exhibits, unless otherwise specified, refer to the corresponding Articles, Sections or Exhibits of this Third Supplemental Indenture. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Third Supplemental Indenture.

ARTICLE TWO

The Series of Notes

2.01 Title of the Notes. The 2024 Notes shall be designated as the “5.500% Senior Notes due 2024.”

2.02 No Limitation on Aggregate Principal Amount. There shall be no limitation on the aggregate principal amount of 2024 Notes that may be outstanding.

2.03 Stated Maturity. The stated maturity of the 2024 Notes shall be February 1, 2024 (the “Maturity Date”).

2.04 Interest and Interest Rate.

(a) The 2024 Notes shall bear interest at the rate of 5.500% per annum, from and including the Issue Date, or from the most recent Interest Payment Date on which interest has been paid or provided for, but excluding, the Maturity Date. Such interest shall be payable semiannually in arrears, on the

Interest Payment Dates. Interest on the 2024 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrued on the 2024 Notes from the last Interest Payment Date before the Maturity Date shall be payable on the Maturity Date.

(b) The interest so payable on any Interest Payment Date shall be paid to the Persons in whose names the 2024 Notes are registered at the close of business on the record date for such Interest Payment Date, being the immediately preceding January 15 and July 15, as the case may be.

2.05 Place of Payment. The place or places where the principal of and interest on the 2024 Notes shall be payable is the office or agency of the Company maintained for such purpose, which shall initially be the Corporate Trust Office of the Trustee, and any other place or places designated by the Company pursuant to the Indenture; provided that while the 2024 Notes are represented by one or more Registered Global Securities registered in the name of the Depositary, or its nominee, the Company will cause payments of principal and interest on such Registered Global Securities to be made to the Depositary or its nominee, as the case may be, by wire transfer to the extent, in the funds and in the manner required by agreements with, or regulations or procedures prescribed from time to time by the Depositary or its nominee, and otherwise in accordance with such agreements, regulations or procedures.

2.06 Place of Registration or Exchange. Notices and Demands With Respect to the 2024 Notes. The place where the Holders of the 2024 Notes may present the 2024 Notes for registration of transfer or exchange and may make notices and demands to or upon the Company in respect of the 2024 Notes shall be the Corporate Trust Office of the Trustee.

2.07 Global Notes.

(a) The 2024 Notes shall be issuable in whole or in part in the form of one or more Global Notes in definitive, full registered, book-entry form, without interest coupons. The Global Note shall be deposited on the Issue Date with, or on behalf of, the Depositary.

(b) The Depository Trust Company shall initially serve as Depositary with respect to the Global Note. Such Global Note shall bear the legend set forth in the form of Note attached as Exhibit A.

2.08 Form of Securities. The Global Note shall be substantially in the form attached as Exhibit A.

ARTICLE THREE

Redemption of the 2024 Notes

3.01 Optional Redemption.

(a) At any time prior to February 1, 2018, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2024 Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.500% of the principal amount of the 2024 Notes redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the rights of Holders of 2024 Notes on the relevant record date to receive interest on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of 2024 Notes issued on the Issue Date (excluding 2024 Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) At any time prior to February 1, 2019, the Company may on any one or more occasions redeem all or a part of the 2024 Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2024 Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date, subject to the rights of Holders of 2024 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(c) Except pursuant to the preceding paragraphs (a) and (b) of this Section 3.01, the 2024 Notes will not be redeemable at the Company’s option prior to February 1, 2019.

(d) On or after February 1, 2019, the Company may on any one or more occasions redeem all or a part of the 2024 Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2024 Notes redeemed, to but excluding the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of Holders of 2024 Notes on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2019	102.750%
2020	101.375%
2021 and thereafter	100.000%

(e) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the 2024 Notes or portions thereof called for redemption on the applicable redemption date.

(f) Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of Sections 3.01 through 3.04 of the Original Indenture; provided, however, that if less than all of the 2024 Notes are to be redeemed at any time, the Trustee (or Registrar if other than the Trustee) will select 2024 Notes for redemption on a pro rata basis to the extent practicable or by lot or such other similar method in accordance with the procedures of The Depository Trust Company, unless otherwise required by law or applicable stock exchange requirements.

3.02 Mandatory Redemption; Sinking Fund Obligations. The Company shall have no obligation to redeem or purchase any 2024 Notes pursuant to any mandatory redemption sinking fund payment.

ARTICLE FOUR

Covenants

4.01 Additional Covenants. Article Four of the Original Indenture shall be amended by adding the following new Sections thereto as set forth below for the benefit of the Holders of the 2024 Notes but no other series of Securities under the Original Indenture, whether now or hereafter issued and outstanding (except as may be provided in a future supplemental indenture to the Original Indenture):

Section 4.09 Liens. The Company will not, and will not permit any Covered Subsidiary to, create, incur, assume or suffer to exist any mortgage, pledge or other lien (other than Permitted Liens)

upon any Principal Property to secure indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness, unless all payments due under the Third Supplemental Indenture and the 2024 Notes issued thereunder are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by such mortgage, pledge or other lien.

Section 4.10 Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, each Holder of 2024 Notes will have the right to require the Company to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s 2024 Notes at a purchase price in cash equal to 101% of the aggregate principal amount of 2024 Notes repurchased plus accrued and unpaid interest, if any, on the 2024 Notes repurchased to but excluding the date of purchase, subject to the rights of Holders of 2024 Notes on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will mail (or deliver electronically) a notice to each Holder of 2024 Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.10 and that all 2024 Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered electronically (the “Change of Control Payment Date”);

(3) that any 2024 Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all 2024 Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders of 2024 Notes electing to have any 2024 Notes purchased pursuant to a Change of Control Offer will be required to surrender the 2024 Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the 2024 Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders of 2024 Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of 2024 Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the 2024 Notes purchased; and

(7) that Holders whose 2024 Notes are being purchased only in part will be issued new 2024 Notes equal in principal amount to the unpurchased portion of the 2024 Notes surrendered, which unpurchased portion must be equal to minimum denominations of $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2024 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all 2024 Notes or portions of 2024 Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2024 Notes or portions of 2024 Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the 2024 Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of 2024 Notes or portions of 2024 Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of 2024 Notes properly tendered the Change of Control Payment for such 2024 Notes, and the Trustee will promptly, upon receipt of an Authentication Order, authenticate and mail (or cause to be transferred by book entry) to each Holder of 2024 Notes a new 2024 Note equal in principal amount to any unpurchased portion of the 2024 Notes surrendered, if any; provided that each new 2024 Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.10, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 and purchases all 2024 Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.01 hereof, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

ARTICLE FIVE

Miscellaneous Provisions

5.01 The Indenture, as supplemented by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

5.02 This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

5.03 THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS THIRD SUPPLEMENTAL INDENTURE AND THE 2024 NOTES, WITHOUT GIVING EFFECT TO

APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.04 If any provision in this Third Supplemental Indenture limits, qualifies or conflicts with another provision hereof that is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

5.05 In case any provision in this Third Supplemental Indenture or the 2024 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.06 The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture and perform its obligations hereunder.

*            *             *            *

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

CALPINE CORPORATION

By:	/s/ Zamir Rauf
Name:	Zamir Rauf
Title:	Executive Vice President and Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Josh C. Jones
Name:	Josh C. Jones
Title:	Assistant Vice President

Third Supplemental Indenture

Exhibit A

EXHIBIT A

[Face of Note]

CUSIP No.

ISIN No.

5.500% Senior Notes due 2024

No.	$

CALPINE CORPORATION

promises to pay to                      or registered assigns,

the principal sum of                                          dollars on February 1, 2024.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

CALPINE CORPORATION

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:            ,

[Back of Note]

5.500% Senior Notes due 2024

[THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Calpine Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Security at 5.500% per annum from                     ,         , until maturity. The Company will pay interest semiannually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be             ,         . Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Securities to the Persons who are registered Holders of Securities at the close of business on the January 15 or July 15 immediately preceding the Interest Payment Date, even if such Securities are cancelled after such record date and on or before such Interest Payment Date. The Securities will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium, if any, on, all Registered Global Securities and all other Securities the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Securities under an Indenture dated as of July 8, 2014 (as supplemented by the Third Supplemental Indenture dated as of February 3, 2015, the

“Indenture”), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act (the “TIA”). The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Securities are unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Securities that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) On or after February 1, 2019, the Company may on any one or more occasions redeem all or a part of the Securities, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Securities redeemed, to but excluding the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2019	102.750%
2020	101.375%
2021 and thereafter	100.000%

(b) At any time prior to February 1, 2018, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Securities issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 105.500% of the principal amount of the Securities redeemed, plus accrued and unpaid interest, if any, to but excluding the date of redemption (subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings by the Company; provided that: (i) at least 65% of the aggregate principal amount of Securities issued on the Issue Date (excluding Securities held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(c) At any time prior to February 1, 2019, the Company may on any one or more occasions redeem all or a part of the Securities, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Securities redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(d) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Securities or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Securities.

(7) REPURCHASE AT THE OPTION OF HOLDER. If a Change of Control Triggering Event occurs, each Holder will have the right to require the Company to make an offer to each Holder to repurchase all or any part (equal to minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities at a purchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased to but excluding the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event, the Company will mail (or deliver electronically) a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event as required by the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date (except that a redemption notice may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of the Indenture) to each Holder whose Securities are to be redeemed at its registered address. Securities in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Securities held by a Holder are to be redeemed. Any redemption notice may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one of more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Securities are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Security or portion of a Security selected for redemption, except for the unredeemed portion of any Security being redeemed in part. Also, the Company need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Security may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Securities may be amended, supplemented or waived with the consent of the Holders of a majority in aggregate principal amount of the Securities (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Securities). Without the consent of any Holder of a Security, the Indenture or the Securities may be amended, supplemented or waived (i) to cure any ambiguity, defect or inconsistency in the Indenture or the Securities in a manner that does not adversely affect the rights of any Holder, (ii) to provide for uncertificated Securities in addition to or in place of certificated Securities, (iii) to provide for the assumption of the Company’s obligations to Holders of Securities in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (iv) to make any change that would provide any additional rights or benefits to the Holders of Securities or that does not adversely affect the legal rights under any Indenture of any such Holder, (v) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) to conform the text of the Indenture or the Securities to any provision of a description of the Securities in the prospectus or prospectus supplement or other document relating to the offering of the Securities to the extent that such provision was intended to be a verbatim or substantially verbatim recitation of a provision of the Indenture or the Securities, which intent shall be evidenced by an Officer’s Certificate to that effect, (vii) modify or delete any provision of the Indenture, but only if the change or deletion becomes effective when there are no outstanding Securities which are entitled to the benefit of such provision as to which such modification or deletion would apply, (viii) to evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements hereof or (ix) to provide for the issuance of additional Securities in accordance with the limitations set forth in the Indenture.

(12) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Securities; (ii) default in payment when due of the principal of, or premium, if any, on the Securities; (iii) failure by the Company to comply with any covenant in the Indenture (other than a default specified in clause (i) or (ii) above) for 60 days after written notice by the Trustee or Holders of at least 25% in principal amount of the Securities; (iv) default under any document evidencing any indebtedness for borrowed money represented by notes, bonds, debentures or other evidences of indebtedness by the Company, whether such indebtedness now exists or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal when due at final (and not any interim) maturity on or prior to the expiration of any grace period provided in such indebtedness (a “Payment Default”); or (b) results in the acceleration of such indebtedness prior to its express maturity (without such acceleration having been rescinded, annulled or otherwise cured); and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured), aggregates $100.0 million or more; provided that this clause (iv) shall not apply to (a) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness and (b) any indebtedness that is required to be converted into Qualifying Equity Interests upon the occurrence of certain designated events so long as no payments in cash or otherwise are required to be made in accordance with such conversion); and (v) (a) a court of competent jurisdiction (x) enters an order or decree under any Bankruptcy Law that is for relief against the Company or any of its Material Subsidiaries in an involuntary case; (y) appoints a custodian for all or substantially all of the property of the Company or any of its Material Subsidiaries; or (z) orders the liquidation of the Company or any of its Material Subsidiaries and, in each of clauses (x), (y) or (z), the order, appointment or decree remains unstayed and in effect for at least 60 consecutive days; or (b) the Company or any of its Material Subsidiaries, pursuant to or within the meaning of Bankruptcy Law, (w) commences a voluntary case; (x) consents to the entry of an order for relief against it in an involuntary case; (y) consents to the appointment of a custodian of it or for all or substantially all of its property; or (z) makes a general assignment for the benefit of its creditors. In the case of an Event of Default of the type specified in clause (v) above with respect to the Company or any Subsidiary of the Company that is a Material Subsidiary, all outstanding Securities will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities then outstanding may declare all the Securities to be due and payable immediately. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Securities notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or premium, if any) if it in good faith determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the outstanding Securities by notice to the Trustee may, on behalf of the Holders of all of the Securities, waive an existing Default or Event of Default and its consequences under the Indenture except a Default or Event of Default in the payment of principal of, premium or interest, if any, on the Securities or in respect or a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Trustee is required, if any Default with respect to the Securities is known to the actual knowledge of a Responsible Officer of the Trustee, to deliver to the Holders a notice of such Default in accordance with the TIA.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Securities or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION. This Security will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Securities, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE INDENTURE AND THIS SECURITY WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, Texas 77002

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Security, fill in the form below:

(I) or (we) assign and transfer this Security to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.10 of the Indenture, check the box below:

☐  Section 4.10

If you want to elect to have only part of the Security purchased by the Company pursuant to Section 4.10 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGISTERED GLOBAL SECURITY

The following exchanges of a part of this Registered Global Security for an interest in another Registered Global Security or for an Unregistered Security, or exchanges of a part of another Registered Global Security or Unregistered Security for an interest in this Registered Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Registered Global Security	Amount of increase in Principal Amount of this Registered Global Security	Principal Amount of this Registered Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian